EXHIBIT 99.1
On November 16, 2005, the Registrant issued the following news release:
“American Oil & Gas Reports Increased Revenues and Net Income For The Third Quarter
And Provides Operations Update
     DENVER — American Oil and Gas, Inc. (AMEX: AEZ) today announced oil and gas revenues of $1,529,288 and net income before preferred dividends of $538,528 (one cent per share basic and diluted), for the quarter ended September 30, 2005, as compared to oil and gas revenues of $259,781 and a net loss of $45,725 (loss of less than one cent per share), for the quarter ended September 30, 2004. For the nine months ended September 30, 2005, the Company had oil and gas revenues of $3,455,057 and net income before preferred dividends of $759,602 (two cents per share basic and diluted), as compared to oil and gas revenues of $407,458 and a net loss of $396,430 (loss of two cents per share), for the nine months ended September 30, 2004.
     During the quarter ended September 30, 2005, the Company sold 23,578 barrels of oil at an average price of $59.94, resulting in oil revenues of $1,413,334, and sold 16,473 Mcf of natural gas at an average price of $7.04 per Mcf, resulting in gas revenues of $115,954. During the corresponding quarter of the prior year, the Company sold 3,860 barrels of oil at an average price of $42.91, resulting in oil revenues of $165,622, and sold 24,158 Mcf of natural gas at an average price of $3.90 per Mcf, resulting in gas revenues of $94,159.
     During the nine month period ended September 30, 2005, the Company sold 59,536 barrels of oil at an average price of $53.29, resulting in oil revenues of $3,172,368, and sold 42,636 Mcf of natural gas at an average price of $6.63 per Mcf, resulting in gas revenues of $282,689. During the corresponding nine month period of the prior year, the Company sold 5,447 barrels of oil at an average price of $40.42, resulting in oil revenues of $220,172, and sold 47,519 Mcf of natural gas at an average price of $3.94 per Mcf, resulting in gas revenues of $187,286.
     The Company incurred increases in general and administrative expenses for both the quarter and nine months ended September 30, 2005 as compared to the prior year periods. General and administrative expenses were $504,469 and $217,588 for the quarterly periods ended September 30, 2005 and 2004, respectively, and were $1,636,478 and $640,401 for the nine month periods ended September 30, 2005 and 2004, respectively. The increase in the quarterly period includes an increase in salaries of $162,000, primarily from the acquisition of Tower Colombia Corporation. In addition, the Company’s accounting related expenses increased $58,000 primarily due to costs associated with complying with new regulations under the Sarbanes-Oxley Act of 2002. The increase in the nine month period results includes an increase in salaries of $433,000, primarily from the acquisition of Tower Colombia Corporation, together with a $75,000 listing fee paid to the American Stock Exchange, a management fee of $90,000, and an increase in directors’ expense of $146,000. The remaining increases in both the quarterly and nine month periods result from costs associated with expanding operations.
     At September 30, 2005, the Company had working capital of $11,202,034, total assets of $26,994,836, a long term asset retirement obligation of $46,260, and stockholders’ equity of

$23,587,170. There are currently 35,801,202 common shares and 250,000 series AA convertible preferred shares outstanding.
Operations:
     At September 30, 2005, the Company owned interests in 20 gross (approximately 1.09 net) producing wells at its Big Sky project, and during the quarter and nine months ended September 30, 2005, the Company’s share of production from these wells was approximately 22,385 and 61,314 barrels of oil equivalent, respectively.
     At the Company’s 33,000 gross (24,750 net) acre Williston Basin, North Dakota, Goliath project, applications have been filed to obtain regulatory approval to drill the initial two wells in early 2006. These wells will target the middle Bakken formation, similar to that at its Big Sky project. American has recently added an additional 3,300 gross (2,475 net) acres to its Goliath holdings.
     At the Company’s approximate 120,000 gross (approximately 83,000 net) acre Douglas project, the initial focus is the approximate 51,000 gross acre position in the Fetter area. On May 7, 2005, drilling commenced on the Sims 16-26 well, which is the first of two planned wells to test the Niobrara and Frontier formations to a total depth of approximately 11,500 feet in an over-pressured area of the southern Powder River Basin in Wyoming. On June 17, 2005, the Sims 16-26 well was drilled into the target Frontier formation. Natural gas flow rates encountered during a subsequent three day period of intermittent testing was reported to range from two to five million cubic feet per day and condensate flow rates were estimated to be 300 to 500 barrels per day with flowing pressures of up to 2,500 PSI at surface. After additional analysis, the Company recently discovered that the meter used to measure flow rates was not accurately measuring cubic feet and what was originally believed to be daily cumulative production rates of two to five million cubic feet was actually approximately three to twelve million cubic feet.
     The higher than expected condensate flow rates and reservoir pressures that were encountered prevented drilling completely through the target formations. The original plan for this well was to intersect the targeted formations and drill as much as 2,000 feet of high-angle lateral wellbore. The actual lateral wellbore drilled was only approximately 255 feet in the targeted Frontier formation. During the process of completing the well, it was not possible to pull the drill pipe out of the bottom portion of the wellbore, and the decision was made to plug back the original hole and sidetrack the well. The well was subsequently drilled to a total depth of 11,641 feet. Hole conditions required re-drilling the lower portion of the well at a low angle, rather than to drill in the originally planned high angle or horizontal fashion. Currently, the Sims 16-26 well is producing nominal amounts of natural gas and liquid hydrocarbons. An obstruction remains within the production tubing and we are waiting on a coil tubing unit to clean out the obstruction in preparation for perforating the production tubing in the Frontier and possibly the Niobrara formations.
     The second of a planned two well program at the Fetter project commenced drilling on August 23, 2005. The Hageman 16-34 well had been drilled to a total depth of 11,234 feet. However, while drilling the final footage of the turn of the directional leg of the wellbore, mechanical problems with the drilling rig required pulling out of the hole to await repairs. After the required repairs were made, it was discovered that the bottom portion of the wellbore had collapsed, and continued drilling was no longer possible. Current operations include cementing off the lower portion of the wellbore, and re-directing the well below the existing 9-5/8 inch casing, which is set to approximately 8,625 feet.
     Pat O’Brien, CEO of American commented, “we remain very encouraged by the results to date from the Fetter project, especially in light of the challenges and limitations we have encountered on the initial well. Ideally, we would like to drill through the Frontier formation horizontally for up to several thousand feet. Drilling horizontally should expose a much greater portion of this fractured reservoir to the wellbore. As was reported on July 7, 2005, natural gas flow rates of up to five million cubic feet equivalent (mmcf) per day, which we now know was as much as twelve mmcf per day, along with as much as 500 barrels of condensate were experienced from just 255 feet of high-angle Frontier penetration. Due to the unfavorable wellbore conditions caused by sidetracking, the new Sims wellbore had to be drilled at a direction that was nearly vertical. Experience gained on the Sims well is being applied to the Hageman 16-34 well, the second well in the Fetter field project area, where a significantly revised drilling and completion program should move us further along the path of unlocking this potentially large resource. It is important to understand that our Fetter Field project, like many other technology driven plays that have successfully unfolded over the past few years, require some degree of patience as various drilling and completion procedures are refined in the early phases of development.”
     The Company previously announced that upon completion of the upper portion of the Hageman 16-34 well, the conventional drilling rig (Unit No. 136) would be moved ten miles to the west to drill the Strock #1-20, at the Company’s Fort Fetterman prospect. A different drilling rig has been secured that is more suited to drilling at the Fort Fetterman prospect, and the Company expects to commence drilling operations at Fort Fetterman within the next 30 days. Because the current drilling rig has not been well suited to drill the larger wellbore size necessary for continued drilling at the Fetter project, the rig will be released after drilling operations on the Hageman 16-34 well are complete. The Company plans to continue to drill additional wells at the Fetter project and is currently in discussions in order to secure an appropriate drilling rig.

Selected Financial and
Operating Data	Three Months Ended		Nine Months Ended
	9/30/05	9/30/04	9/30/05	9/30/04
FINANCIAL RECAP:
Revenues	$1,529,288	$259,781	$3,455,057	$407,458
Net income (loss) before preferred dividends	$538,528	$(45,725)	$759,602	$(396,430)
Net income (loss) per common share- basic	$0.01	$—	$0.02	$(0.02)
Net income (loss) per common share-diluted	$0.01	$—	$0.02	$(0.02)
OPERATING DATA:
Net oil production (Bbl)	23,578	3,860	59,536	5,447
Oil revenues	$1,413,334	$165,622	$3,172,368	$220,172
Average oil price per Bbl	$59.94	$42.91	$53.29	$40.42

Net gas production (Mcf)	16,473	24,158	42,636	47,519
Natural gas revenues	$115,954	$94,159	$166,735	$187,286
Average gas price per Mcf	$7.04	$3.90	$6.63	$3.94

Selected Financial and
Operating Data	Three Months Ended		Nine Months Ended
	9/30/05	9/30/04	9/30/05	9/30/04
Barrels of oil equivalent produced (“BOE”)	26,324	7,886	66,642	13,367

Lease operating and production taxes	$60,363	$31,383	$154,866	$66,306
LOE and production taxes per BOE	$2.29	$3.98	$2.73	$4.96

Depreciation, depletion and amortization-oil and gas properties	$501,536	$58,472	$1,019,231	$97,069
DD&A per BOE	$19.05	$7.42	$17.99	$7.26

General and administrative expenses	$504,469	$217,588	$1,636,478	$640,401
     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company’s website: www.americanoilandgasinc.com.
# # #
     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil and Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil and Gas, Inc. and does not necessarily include the views of any other person or entity.”